UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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Ivy Funds

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May 5, 2021

Dear Fellow Shareholder:

The Waddell & Reed ("Ivy”) Special Joint Meeting of Shareholders has been successful in connection with 82 out of 83 Ivy Funds. Almost two million shareholders have shown overwhelming support by voting for the meeting agenda proposals. The only Fund that has not passed the vote threshold necessary for the proposals, proposal 1 – to approve a new investment advisory agreement and proposal 2 – to permit your Fund’s investment advisor to recommend and hire sub advisors, is Ivy Asset Strategy Fund.

Your Vote is Essential to Passing the Proposals by the Adjourned Meeting Date of May 28, 2021.

The Ivy Asset Strategy Fund needs less than 4% of the shares outstanding to pass the proposals. Please take a few minutes to vote your shares and join your fellow shareholders who have voted by signing, dating and mailing your proxy card in the enclosed postage-paid envelope, or follow the instructions below to vote by telephone or internet.

If you receive a phone call from our proxy solicitor, Di Costa Partners (“DCP”), you can vote your shares over the phone with a DCP representative. Or you may call DCP toll free at 1-833-290-2605 to ask any questions related to the meeting agenda and/or vote your shares.

I thank you in advance for your participation.

Philip J. Sanders
President

WDRIF-A5_052821